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                                                                     EXHIBIT 4.1


                     CERTIFICATE OF DESIGNATION, PREFERENCES
                       AND RIGHTS OF SERIES D CONVERTIBLE
                    PREFERRED STOCK OF EVENTURES GROUP, INC.


         I, STUART J. CHASANOFF, being the Senior Vice President and Secretary of eVENTURES GROUP, INC., a corporation organized and existing under the laws of Delaware (the "Corporation"), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation and Section 141(b) of the Delaware General Corporation Law, the Board of Directors, at a meeting held on the 5th day of December, 2000, adopted the following resolution:

                  RESOLVED, that pursuant to authority vested in the Board of Directors by Article Fourth of the Amended and Restated Certificate of Incorporation of this Corporation, there is hereby established a series of Preferred Stock designated as "Series D Convertible Preferred Stock"; that the series shall consist of 50,000 shares, par value $.00002 per share, which series shall have the preferences and rights set forth in a Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock of the Corporation, filed with the Delaware Secretary of State, on December 5, 2000, as the same may be amended and restated from time to time, as set forth below:

                      SERIES D CONVERTIBLE PREFERRED STOCK

         1. Dividends.

                  1.1 The holders of Series D Convertible Preferred Stock (the "Series D Stock") shall be entitled to receive cash dividends on each issued and outstanding share of Series D Stock at the Dividend Rate (as defined herein) when and as declared by the Board of Directors out of funds legally available therefor, quarterly on the last day of March, June, September and December of each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date following the date of issuance; provided, however, if the Corporation pays a dividend in shares of Series D Stock on the applicable Quarterly Dividend Payment Date as required by Section 1.2 hereof, the Corporation shall be relieved of its obligation to pay such dividend in cash. The amount of dividends shall be computed on the basis of twelve 30-day months and a 360-day year. The dividends provided for in this section shall accrue and be cumulative on each outstanding share of Series D Stock from the date of its issuance. Such dividends shall accrue from day to day, whether or not earned or declared. The dividends under this section are prior in preference to any declaration or payment of any dividend or distribution on any stock junior in dividend preference to the Series D Stock ("Junior Stock"), including the outstanding Series B Convertible Preferred Stock, par value $.00002 per share (the "Series B Stock"), Series C Convertible Preferred Stock, par value $.00002 per share (the "Series C Stock"), and Common Stock, and, if the dividends under this section with respect to any Quarterly Dividend Payment Date have not been paid on all shares of Series D Stock then outstanding, such deficiency shall be fully paid on all shares of


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Series D Stock then outstanding before any dividend or distribution shall be paid on, or declared and set apart for, any Junior Stock.

         1.2. If the Corporation does not declare and pay the dividend in cash on any Quarterly Dividend Payment Date, then the Corporation shall declare and pay such dividend on such Quarterly Dividend Payment Date in additional shares of Series D Stock. The number of shares of Series D Stock to be issued in circumstances when dividends are paid with additional shares of Series D Stock will equal the cash amount of the dividend described in Section 1.1 (even if not declared), divided by the Liquidation Value (as hereinafter defined) (excluding accrued and unpaid dividends) rounded to the nearest full share, up or down, after taking into account all shares of Series D Stock owned by the holder thereof, provided that if the resulting fractional share held by such holder equals one-half of a share of Series D Stock, such fractional share shall be rounded up to the nearest full share.

         2.       Liquidation.

                  2.1. Rights of Holders of Series D Stock. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of the Corporation (a "Dissolution") (including any Deemed Liquidation) (as hereinafter defined), subject to the prior preferences and other rights of any other class of capital stock or series of Preferred Stock issued by the Corporation, the terms of which provide that such class or series will rank senior to the Series D Stock as to distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series D Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings prior to any distribution to the holders of Common Stock and pari passu with the holders of any outstanding shares of Series B Stock and Series C Stock, the amount equal to the greater of (i) the Liquidation Value (as appropriately adjusted to give effect to any stock split, any reverse stock split, any stock dividend or any similar transaction) or (ii) the shares of stock, securities or assets to which such holder would have been entitled if such holder had held the number of shares of Common Stock issuable upon conversion of such holder's shares of Series D Stock immediately prior to such liquidation, dissolution or winding up of the Corporation, together with all accrued but unpaid dividends. For purposes of this Certificate of Designation (as hereinafter defined), "Liquidation Value" means the sum of one thousand dollars ($1,000) per share, plus accrued but unpaid dividends thereon.

                  2.2. Allocation of Liquidation Payments Among Holders of Stock. If upon any Dissolution (including any Deemed Liquidation), the assets of the Corporation available for distribution to holders of shares of Series B Stock, Series C Stock and Series D Stock (the "Total Amount Available") shall be insufficient to pay the holders of outstanding shares of Series B, Series C Stock and Series D Stock the full preferential amounts to which they shall be entitled under Section 2.1, each holder of shares of Series D Stock shall be entitled to receive an amount equal to the product derived by multiplying the Total Amount Available times a fraction the numerator of which shall be the Liquidation Value of Series D Stock held by such holder and the denominator of which shall be the aggregate Liquidation Value of shares of Series B Stock, Series C Stock and Series D Stock then outstanding. After payment in full of the full preferential



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amounts which the holders of Series D Stock are entitled pursuant to this
Section 2, the holders of Series D Stock shall not be entitled to any further right or claim to any of the remaining assets of the Corporation.

                  2.3 Treatment of Consolidations, Mergers and Sales of Assets or Stock.

                  (a) Subject to Section 2.2, upon (i) the sale of all or substantially all of the assets of the Corporation, (ii) the merger, consolidation or other business combination of the Corporation into or with another corporation or other entity which results in the exchange of outstanding capital stock of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or other entity or an affiliate thereof or (iii) any transaction that results in the holders of voting securities of the Corporation immediately prior to such transaction holding less than 50% of the Corporation's voting securities after giving effect to the issuance of securities in connection with such transaction (each a "Deemed Liquidation"), the holders of the Series D Stock voting as a class and acting by majority vote (such vote to be binding on all such holders), may, at their option, require the Corporation to treat any Deemed Liquidation as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2.

                  (b) The provisions of this Section 2 shall not apply to any Deemed Liquidation, involving (i) only a change in the state of incorporation of the Corporation, (ii) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation or (iii) an acquisition by merger, reorganization or consolidation by the Corporation of another corporation or other entity (whether or not the Corporation is the surviving entity) if such acquisition does not involve a recapitalization or reorganization of the outstanding Series D Stock or Common Stock or the issuance of such number of voting securities of the Corporation or the surviving entity as would result in the holders of voting securities of the Corporation immediately prior to such acquisition holding less than 50% of the Corporation's or the surviving entity's voting securities after giving effect to the issuance of securities in connection with such acquisition.

                  2.4 Liquidation Preference. No series of Preferred Stock that is granted a preference in liquidation shall be granted a liquidation preference greater in amount than the purchase price of such Preferred Stock plus dividends, if any, accrued but unpaid on such purchase price, other than with respect to Preferred Stock that is granted with a preference in liquidation that is senior to the Series D Stock that has been approved by a majority of the disinterested directors of the Board of Directors of the Corporation and recommended to the Board of Directors of the Corporation by an investment banking firm of national standing.

         3.       Additional Provisions Governing Preferred Stock.

                  3.1. Voting Rights.

                  (a) Except as otherwise provided herein, by the Certificate of Incorporation of the Corporation or by applicable law, the holders of the Series D Stock and the holders of Common Stock shall vote as a single class on all matters to be voted on by the



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         Corporation's stockholders. Each share of Series D Stock shall have one vote for each share of Common Stock into which it may be converted.

                  (b) Notwithstanding the foregoing, the vote of at least two-thirds of the outstanding shares of Series D Stock shall be required to effect any of the following:

                  (i) any amendment or change to the rights, preferences, privileges or powers of the Series D Stock;

                  (ii) any increase or decrease in the authorized number of shares of the Series D Stock;

                  (iii) any redemption of any shares of Series B Stock, Series C Stock or Common Stock (other than pursuant to (x) agreements with any of the Corporation's employees, officers, directors or consultants giving the Corporation the right to repurchase shares of Common Stock upon termination of services or otherwise or (y) open market purchases approved by a majority of the disinterested members of the Board of Directors); and

                  (iv) declaration or payment of any dividend (other than a stock split or stock dividend on shares of Common Stock) on any share of Common Stock, Series B Stock or Series C Stock; and

                  (v) any issuances or deemed issuance of Common Stock issued for compensatory purposes to directors, officers and employees of the Corporation not approved by the Compensation Committee or Stock Option Committee of the Board of Directors of the Corporation.

                  3.2. Director Rights. The holders of the Series D Stock, voting as a separate class, shall be entitled to either (a) elect one (1) member of the Board of Directors of the Corporation (a "Series D Director") at any annual meeting of stockholders or a special meeting held in place thereof and to fill any subsequent vacancy created by such director's resignation or removal, so long as shares of Series D Stock with an aggregate Liquidation Value (excluding accrued but unpaid dividends and Series D Stock issued as a dividend on Series D Stock) of at least $25,000,000 are issued and outstanding or (b) designate one (1) representative who shall be entitled to participate telephonically at all meetings of the Board of Directors (other than any meetings of any committees of the Board of Directors or any executive sessions of the Board of Directors) and who shall receive all notices of meetings to which it is entitled to participate pursuant to this Section 3.2, so long as shares of Series D Stock with an aggregate Liquidation Value (excluding accrued but unpaid dividends and Series D Stock issued as a dividend on Series D Stock) of at least $10,000,000 are issued and outstanding.

                  3.3.     Method of Payment.

                  (a) Payments. Any payment at any time due with respect to any share of Series D Stock (including but not limited to any payment due with respect to such share under Section 2) shall be made by means of a check (drawn upon funds which are




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         immediately available not later than the due date of the payment being made by such check) to the order of the Registered Holder of such share which check shall be mailed by United States certified or registered mail, return receipt requested, to the address for such Registered Holder shown on the Corporation's records.

                  (b) When Payment Deemed to Have Been Made. Any payment at any time due with respect to any share of Series D Stock (including but not limited to any payment due on such share under Section 2) shall be deemed to have been paid by the Corporation at the time the Corporation shall have received a receipt therefor from the U.S. postal service (subject to the right of the holder to demand and receive a substitute check if the original check is not received).

                  3.4.     Registration and Transfer.

                  (a) The Corporation will keep or cause to be kept a register for the registration of the shares of Series D Stock.

                  (b) The Corporation will record a transfer in such register of any share or shares of Series D Stock and all rights evidenced thereby upon the request of the Registered Holder thereof in person or by duly authorized attorney upon the surrender of the certificate(s) representing such share of Series D Stock with the form of assignment set forth on the reverse of such certificate properly completed and executed, properly endorsed at the Corporation's principal office. For so long as such certificate bears any legend to such effect, prior to any registration of transfer of any shares of Series D Stock, the Corporation shall have received an appropriate investment representation for purposes of confirming the availability of an exemption from applicability of the registration provisions of the Securities Act of 1933, as amended, signed by the Registered Holder of such shares of Series D Stock, and an opinion of counsel reasonably acceptable to the Corporation to the same effect.

                  (c) Upon the surrender of any certificate representing shares of Series D Stock at the Corporation's principal office, the Corporation will, at the request of the registered holder of such certificate, execute and deliver, at the Corporation's expense, a new certificate or certificates in exchange representing the number of shares of Series D Stock represented by the surrendered certificate. Each such new certificate shall be registered in the name of such Registered Holder or, if any such shares are to be transferred to another person in compliance with this Section 3.4, such other person and shall represent such number of shares of Series D Stock as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, provided that that if the certificate is to be issued in a name other than that of a Registered Holder, the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Corporation that such tax has been paid.



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                  3.5. Replacement Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series D Stock (an affidavit of the Registered Holder, shall be satisfactory) the Corporation at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the number of shares of Series D Stock which shall have been represented by such lost, stolen, destroyed, or mutilated certificate. If required by the Corporation, an indemnity bond sufficient in the judgment of the Corporation to protect itself from any loss which it may suffer if a certificate is replaced must be delivered. The Corporation may charge such Registered Holder for reasonable expenses directly related to replacing the certificate.

         4.       Interpretation of this Instrument.

                  4.1. Definitions. As used in this Certificate of Designation, each term defined in this Section 4.1 has the meaning set forth below:

                  (a) Business Day. The term "Business Day" means any day except Saturday, Sunday and any day which shall be in New York or Texas a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

                  (b) Certificate of Designation. The term "Certificate of Designation" means this Certificate of Designation, Preferences and Rights of the Series D Convertible Preferred Stock of the Corporation.

                  (c) Conversion Price. The term "Conversion Price" means the Initial Conversion Price, as such price may be adjusted from time to time pursuant to the provisions of Section 6 hereof.

                  (d) Conversion Share. The term "Conversion Share" means one share of the Corporation's authorized Common Stock, provided that if under the provisions hereof, there shall be a change in the class of securities purchasable hereunder or such that the securities purchasable hereunder shall be issued by an entity other than the Corporation, the term "Conversion Share" shall mean one share of the security purchasable upon the exercise of the rights granted hereunder if such security shall be issuable in shares or shall mean the smallest unit in which such security shall be issuable if such security shall not be issuable in shares.

                  (e) Common Stock. The term "Common Stock" designates and includes the Corporation's common stock, par value $0.00002 per share.

                  (f) Derivative Securities. The term "Derivative Securities" means any Options (as hereinafter defined in Section 6.2(a)(i)), Convertible Securities (hereafter defined in Section 6.2(a)(ii)) or rights to subscribe for, purchase or otherwise acquire shares of Convertible Securities.



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                  (g) Dividend Rate. The term "Dividend Rate" means the rate of
         8% per share of Series D Stock per annum of the Liquidation Value (determined without regard to dividends accrued but unpaid since the last Quarterly Dividend Payment Date).

                  (h) Effective Date. The term "Effective Date" means the effective date of this Certificate of Designation.

                  (i) Initial Closing Date. The term "Initial Closing Date" means the date on which the transactions contemplated by the Subscription Agreement dated December 5, 2000 among the Corporation and the investors listed therein.

                  (j) Initial Conversion Price. The term "Initial Conversion Price" means $6.00; provided, however, that if, as of January 31, 2001, the aggregate Liquidation Value (excluding accrued but unpaid dividends and Series D Stock issued as a dividend on Series D Stock) of any or all Series D Stock issued and outstanding after the Initial Closing Date but on or prior to January 31, 2001 is less than $10,000,000, then the Initial Conversion Price shall be automatically increased, effective as of the Effective Date, by increasing the Initial Conversion Price by the dollar amount obtained from the calculation of the following formula:

                                            $10,000,000 - X   x $1.00
                                            ---------------
                                            $10,000,000

                  X = the aggregate Liquidation Value (excluding accrued but unpaid dividends and Series D Stock issued as a dividend on Series D Stock) for shares of Series D Stock issued after the Initial Closing Date and on or prior to January 31, 2001.

                  (k) Majority Holders. The term "Majority Holders" means those holders of a majority of the then issued and outstanding shares of Series D Stock.

                  (l) Market Price. The term "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges (including the Nasdaq National Market) on which such security may at the time be listed, or, if there has been no sale on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the NASDAQ System as of 4:00 P.M., New York City time, or, if on any day such security is not quoted on the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted on the NASDAQ System or the over-the-counter market, the "Market Price" will be the fair market value thereof determined by a majority of the Board of Directors of the Corporation.



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                  (m) Outstanding Applicable Shares. The term "Outstanding
         Applicable Shares" means, at any time, (a) the number of shares of Common Stock issuable upon conversion of Series D Stock issued and outstanding at such time, plus (b) additional shares of Common Stock issued, or issuable by the Corporation upon exercise of all Derivative Securities issued by the Corporation, in connection with one or more successive Subsequent Financings which involve an aggregate consideration of $33,000.000.

                  (n) Person. The term "Person" means any individual, sole proprietorship, partnership (including a limited partnership), joint venture, trust, unincorporated organization, association, corporation, institution, public benefit company, limited liability company, joint stock company, government entity (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or other entity.

                  (o) Public Offering. The term "Public Offering" means any firmly underwritten public offering of the equity securities of the Corporation by one or more investment banks which is sold pursuant to a registration statement filed by the Corporation pursuant to the Securities Act of 1933, as amended, or any comparable statement under any similar federal statute then in force, other than an offering in connection with an employee benefit plan.

                  (p) Subsequent Financing. The term "Subsequent Financing" means the sale or issuance by the Corporation following the Initial Closing Date of Common Stock or Derivative Securities of the Corporation for cash in a financing or series of financings.

                  (q) Subsidiary. The term "Subsidiary" means any Person of which the Corporation shall at the time own directly or indirectly through another Subsidiary 50% or more of the outstanding voting capital stock (or other shares of beneficial interest with voting rights), or which the Corporation shall otherwise control.

                  (r) Trading Day. The term "Trading Day" means any Business Day in which the Common Stock may be traded in a securities market or exchange in the United States.

         5.       Conversion Rights.

                  (a) Conversion Rights.

                           (i) Optional Conversion by the Holder. At any time or
                  from time to time prior to the earlier to occur of (x) the Corporation Conversion Date (as defined below) or (y) the Mandatory Conversion Date (as defined below), each Registered Holder shall have the right to convert any or all of such Registered Holder's shares of Series D Stock into the number of shares of fully paid and nonassessable shares of Common Stock derived by dividing the Liquidation Value of each such share by the Conversion Price by delivering the certificate representing such shares to the Corporation, duly endorsed in blank or




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                  accompanied by an appropriate form of assignment duly endorsed in blank, together with a written notice stating that the Registered Holder is converting such shares;

                           (ii) Mandatory Conversion. On the date following the
                  completion by the Corporation of an underwritten offering with proceeds of no less than $50 million at a price per share of no less than $35.80 (as appropriately adjusted to give effect to any stock split, any reverse stock split, any stock divided or any similar transaction)(the "Mandatory Conversion Date"), each share of Series D Stock shall, automatically and without further action on the part of any Registered Holder of Series D Stock, be converted into the number of shares of fully paid and nonassessable Common Stock derived by dividing the Liquidation Value of each such share on such date by the Conversion Price, provided that for the preceding three consecutive calendar months the trading volume for shares of common stock of the Corporation has equaled or exceeded 700,000 shares per month. Upon such conversion, each share of Series D Stock shall be canceled and not subject to reissuance;

                           (iii) Optional Conversion by the Corporation. At any
                  time that (i) any shares of the Series D Stock are outstanding and (ii) during the thirty (30) Trading Days following the last of any ten consecutive Trading Days (the "Trigger Date") for which the average Market Price of the Common Stock equals or exceeds $35.80 per share (as appropriately adjusted to give effect to any stock split, any reverse stock split, any stock divided or any similar transaction) (the "Target Price"), the Corporation may (but has no obligation to) elect to convert each outstanding share of Series D Stock (automatically and without further action on the part of any holder of outstanding shares of Series D Stock) into the number of shares of fully paid and nonassessable shares of Common Stock derived by dividing the Liquidation Value of each such share on the conversion date by the Conversion Price, provided that for the three consecutive calendar months ended on the last day of the month immediately preceding the month in which the Corporation Conversion Notice (as hereinafter defined) was delivered, the trading volume for shares of Common Stock of the Corporation has equaled or exceeded 700,000 shares per month. Upon such conversion, each share of Series D Stock shall be canceled and not subject to reissuance. An optional conversion by the Corporation pursuant to this paragraph 5.1(a)(iii) shall be deemed to have taken place on the fifth
                  (5th) Business Day following the delivery by the Corporation of written notice (the "Corporation Conversion Notice") to the holders of shares of Series D Stock that the Corporation has elected to convert the outstanding shares of Series D Stock pursuant to this Section 5.1(a)(iii). The failure of the Corporation to elect to convert the shares of Series D Stock following any particular Trigger Date shall not prejudice in any manner the Corporation's rights under this paragraph 5.1(a)(iii) with respect to any other Trigger Date.

                  (b) Delivery of Series D Certificates. Following a conversion pursuant to Section 5(a)(ii) or (iii), each holder of Series D Stock shall be entitled to receive a




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         certificate or certificates representing the shares of Common Stock into which such holder's Series D Stock was converted upon surrender by such holder at the place specified in the Mandatory Conversion Notice or Corporate Conversion Notice of the certificate representing such shares of Series D Stock, duly endorsed in blank or accompanied by an appropriate form of assignment duly endorsed in blank. Each share of Series D Stock surrendered pursuant to Section 5(a)(i) or this Section 5(b) shall constitute payment of the Conversion Price equal to the Liquidation Value of such share surrendered.

                  (c) Delivery of Certificates for Conversion Shares. Certificates for Conversion Shares shall be issued and delivered to the Registered Holder of the converted shares of Series D Stock within 15 days after the delivery of the certificates representing the shares of Series D Stock to be converted. Unless all of the shares of Series D Stock evidenced by any certificate delivered shall have been converted, the Corporation shall within a 15 day period prepare a new certificate, substantially identical to that surrendered, representing the balance of the shares of Series D Stock formerly represented by the certificate which shall not have been converted and shall within such 15 day period deliver such certificate to the Registered Holder thereof.

                  (d) Fractional Shares. The Corporation may, if it so elects, issue fractional shares of Common Stock or scrip representing fractional shares upon the conversion of shares of Series D Stock. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the shares of Series D Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the day of such conversion. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series D Stock being converted at any one time by any holder thereof, not upon each share of Series D Stock being converted.

                  (e) Authorization and Issuance. The Corporation covenants and agrees that:

                           (i) the Conversion Shares issuable upon any
                  conversion of any shares of Series D Stock shall be deemed to have been issued to the Registered Holder of such shares of Series D Stock at the time of such conversion, such Registered Holder shall be deemed for all purposes to have become the Registered Holder of such Conversion Shares at such time;

                           (ii) all Conversion Shares which may be issued upon
                  any conversion of any shares of Series D Stock will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof;

                           (iii) subject to clause (f) below, the Corporation
                  will take all such action as may be necessary to assure that all Conversion Shares issuable upon conversion of Series D Stock may be issued without violation of any applicable




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                  law or regulation or of any requirements of any domestic
                  securities exchange upon which securities of the same class may be listed. The Corporation will not take any action which would result in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after such action upon conversion of all Series D Stock together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation;

                           (iv) the issuance of certificates for shares of
                  Common Stock issuable upon conversion shall be made without charge to the Registered Holder; provided, however, that if any certificate is to be issued in a name other than that of the Registered Holder of the shares being converted, the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Corporation that such tax has been paid;

                           (v) the Corporation will at no time close its
                  transfer books against the transfer of the Series D Stock or of any Conversion Share issued or issuable upon the conversion of the Series D Stock in any manner which interferes with the timely conversion of the Series D Stock; and

                           (vi) the Corporation shall at all times reserve and
                  keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Series D Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such shares of Series D Stock then outstanding.

                  (f) Notwithstanding anything to the contrary contained herein, if, as a result of an adjustment to the Conversion Price, a holder of Series D Stock would receive a number of shares of Common Stock that would require approval by the Corporation's stockholders pursuant to the rules of the Nasdaq stock market upon conversion of such holders' shares of Series D Stock, then (i) the number of shares of Series D Stock that can be converted at such time shall consist of the number of shares of Series D Stock that are convertible into the maximum number of shares of Common Stock that may be received by such holder without triggering such stockholder approval requirement and (ii) the Corporation shall use its commercially reasonable efforts to obtain such stockholder approval.

         6. Anti-dilution Provisions.

                  6.1. Conversion Price Adjustment. Until the earlier of (a) the second anniversary of the Initial Closing Date and (b) the date immediately after the date on which the

Corporation has received aggregate consideration of $33,000,000 in connection with one or more successive Subsequent Financings, if and whenever the Corporation sells or issues, or in accordance with Section 6.2 is deemed to have sold or issued, any shares of Common Stock (other than Excepted Shares) for a consideration per share less than the Conversion Price in effect immediately prior to the time of such sale or issuance ("Additional Stock"), then upon such sale or issuance the Conversion Price in effect immediately prior to each such issuance shall be automatically adjusted to a price equal to the result obtained by multiplying such Conversion Price by the quotient obtained by dividing the total computed under clause (x) below by the total computed under clause (y) below as follows:

                  (x) an amount equal to the sum of (a) the aggregate number of shares of Outstanding Applicable Shares immediately prior to such issuance plus (b) the aggregate consideration, if any, received by the Corporation for the issuance or deemed issuance of such Additional Stock divided by the Conversion Price in effect immediately prior to the issuance of such Additional Stock;

                  (y) an amount equal to the sum of (a) the aggregate number of shares of Outstanding Applicable Shares immediately prior to such issuance, plus (b) the number of such shares of Additional Stock so issued or deemed issued.

Notwithstanding the foregoing, there will be no adjustment of the Conversion Price as a result of issuances or deemed issuances of shares of Common Stock (appropriately adjusted for any subsequent stock dividend, stock split, combination of shares, recapitalizations or other reorganization) issued for incentive or compensatory purposes to directors, officers and employees of the Corporation pursuant to any employee stock option plan, stock bonus plan, stock purchase plan or other management equity program of the Corporation that has been approved by the Compensation Committee or Stock Option Committee of the Board of Directors of the Corporation, as applicable (collectively, the "Excepted Shares").

                  6.2. Effect on Conversion Price of Certain Events.

         (a) For purposes of determining the adjusted Conversion Price under
Section 6.1, the following will be applicable:

                  (i) Issuance of Rights, Warrants or Options. If the Corporation in any manner grants, sells or issues in connection with a Subsequent Financing, any right, warrant or option to subscribe for or to purchase Common Stock (each such right, warrant or option being herein called an "Option"), and the price per share for which shares of Common Stock are issuable upon the exercise of any Option is less than the Conversion Price in effect immediately prior to the time of the granting, sale or issuance of such Option (a "Dilutive Option"), then adjustment shall be made to the Conversion Price as described in
         Section 6.1 and in determining such adjustment the maximum number of shares of Common Stock issuable upon exercise of such Dilutive Option shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the sale or issuance of such Dilutive Option for such price per share. For purposes of this Section 6.2(a)(i), the "price per share for which Common Stock is issuable" shall be determined separately for each Option by dividing
         (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Option, plus the minimum amount of additional consideration payable to the Corporation upon exercise of such Option, plus in the case of an Option which relates to a Convertible Security, the minimum amount of additional consideration, if any, payable to the Corporation upon the sale or issuance of such Convertible Security and the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Option or upon the conversion or exchange of such Convertible Security issuable upon the exercise of such Option. No further adjustment of the applicable Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Option or when Common Stock is actually issued upon the exercise of such Option or the conversion or exchange of such Convertible Security.

                  (ii) Issuance of Convertible Securities. If the Corporation in any manner sells or issues in connection with a Subsequent Financing, any shares or other securities convertible into or exchangeable for Common Stock (each such convertible or exchangeable share or security being herein called a "Convertible Security") and the price per share for which shares of Common Stock are issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such sale or issue (a "Dilutive Convertible Security"), then adjustment shall be made to the Conversion Price as described in Section 6.1 and in determining such adjustment the maximum number of shares of Common Stock issuable upon conversion or exchange of such Dilutive Convertible Security shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the sale or issuance of such Dilutive Convertible Security for such price per share. For the purposes of this Section 6.2(a)(ii), the "price per share for which shares of Common Stock are issuable" shall be determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the sale or issue of such Convertible Security, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Security. No further adjustment of the applicable Conversion Price shall be made when shares of Common Stock are actually issued upon the conversion or exchange of such Convertible Security, and if any such sale or issue of such Convertible Security is made upon exercise of any Option for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the applicable Conversion Price shall be made by reason of such sale or issue.

                  (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Option referred to above, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security referred to above or the rate at which any Convertible Security referred to above is convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the applicable Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, sold or issued.

         (b) For purposes of determining the price per share for which Common Stock is issuable under Section 6.2, the following will be applicable:

                  (i) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration or termination of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder will be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                  (ii) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is sold or issued or deemed to have been sold or issued for cash, the consideration received therefor will be deemed to be the gross amount received by the Corporation therefor. In case any Common Stock, Option or Convertible Security is issued for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair market value of any consideration other than cash and securities will be determined by a majority of the Board of Directors of the Corporation in good faith within seven (7) calendar days after the occurrence of an event requiring valuation and such determination will be delivered to all holders of Series D Stock. For purposes of this clause (ii), if any Common Stock, Option or Convertible Security is sold or issued in exchange for shares of Telnext Stock, the consideration received for such Telnext Stock shall be deemed to be $6.00 per share.

                  (iii) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any wholly-owned Subsidiary, and the disposition of any shares so owned or held other than to the Corporation or any wholly-owned Subsidiary will be considered a sale or issue of shares of Common Stock.

                  (iv) Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the sale or issue of the shares of Common Stock deemed to have been sold or issued upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  6.3. Adjustment of Number of Shares. In order to prevent dilution of the rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time in accordance with this Section 6. At any given time the Conversion Price, whether as the Initial Conversion Price or as last adjusted, shall be that dollar (or part of a dollar) amount the payment of which shall be sufficient at the given time to acquire one Conversion Share. Upon each adjustment of the Conversion Price pursuant to this Section 6, the Registered Holder of the shares of Series D Stock shall thereafter be entitled to acquire upon exercise, at the Conversion Price resulting from such adjustment, the number of Conversion Shares obtainable by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of Conversion Shares acquirable immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

                  6.4. Subdivision or Combination of Stock; Stock Dividends. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or declare a dividend or other distribution payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, dividend or distribution shall be appropriately reduced, and, conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  6.5. Reorganization, Reclassification or Deemed Liquidation. If (a) any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, or (b) the holders of the Series D Stock do not vote to treat a Deemed Liquidation as a liquidation, dissolution or winding up of the affairs of the Corporation pursuant to Section 2 hereof, then, as a condition of such reorganization, reclassification or Deemed Liquidation, lawful and adequate provision shall be made whereby the Registered Holders of the shares of Series D Stock shall thereafter have the right to acquire and receive upon conversion of the shares of Series D Stock such shares of stock, securities or assets as would have been issuable or payable (as part of the reorganization, reclassification or Deemed Liquidation) with respect to or in exchange for such number of outstanding shares of the Corporation's Common Stock as would have been received upon conversion of the Series D Stock immediately before such reorganization, reclassification or Deemed Liquidation, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series D Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of Conversion Shares acquirable and receivable upon the conversion of the Series D Stock) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of the Series D Stock.

                  6.6. Notices.

                  (a) In the event that:

                           (i) there shall be any capital reorganization or
                  reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

                           (ii) there shall be a voluntary or involuntary
                  dissolution, liquidation or winding up of the Corporation;

then, in connection with such event, the Corporation shall give to the Registered Holders of the shares of Series D Stock at least twenty (20) days prior written notice of the date when the same shall take place.

                  Such notice shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger or sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, address to the Registered Holders of the Series D Stock.

                  (b) Promptly upon any adjustment to the Conversion Price for the Series D Stock, the Corporation will deliver written notice thereof to all holders of such Series D Stock.

                  6.7. Certain Events. If any event occurs as to which, in the opinion of the Board of Directors of the Corporation, the provisions of this
Section 6 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series D Stock in accordance with the essential intent and principles of such provisions, then a majority of the Board of Directors shall make an adjustment in the application of such provision, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 6 except in the case of a combination of shares of a type contemplated in Section 6.5.

and be it RESOLVED FURTHER, that the Secretary of this corporation be, and is hereby authorized, empowered and directed, for and on behalf of this corporation, to file the Certificate of Designations with the Secretary of State of the State of Delaware, with any amendments or modifications thereto as he shall deem necessary and proper, the filing of the Certificate of Designations by such officer shall conclusively evidence his authority therefor.

         IN WITNESS WHEREOF, I have hereunto set my hand this 5th day of December, 2000, and we hereby affirm that the foregoing Certificate is my act and deed and the act and deed of the Corporation and that the facts stated therein are true.



                                        /s/ Stuart J. Chasanoff
                                        -----------------------------------
                                        Stuart J. Chasanoff
                                        Senior Vice President and Secretary